SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)



        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
            13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO
                                    13d-2(b)

                           (Amendment No. __________)



                                SUN BANCORP, INC.
                                -----------------
                                (Name of Issuer)




                     Common Stock $1.00 Par Value Per Share
               ---------------------------------------------------
                         (Title of Class of Securities)




                                   86663B 10 2
                            -------------------------
                                 (CUSIP Number)


-------------------------------                                                    ------------------------------------------------
                                                                 13G
CUSIP No.  8666B 10 2                                                                 Page 1 of ____ Pages
-------------------------------                                                    ------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
           1             NAME OF REPORTING PERSONS

                         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                         Bernard A. Brown

-----------------------------------------------------------------------------------------------------------------------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a) |_|

                                                                                                                          (b) |_|
                         N/A
-----------------------------------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION

                         United States
-----------------------------------------------------------------------------------------------------------------------------------
                               5          SOLE VOTING POWER
      NUMBER OF
                                                                     100,777 Shares
        SHARES         ------------------------------------------------------------------------------------------------------------

                               6          SHARED VOTING POWER
     BENEFICIALLY
                                                                     958,141 Shares
       OWNED BY
                       ------------------------------------------------------------------------------------------------------------
         EACH                  7          SOLE DISPOSITIVE POWER
                                                                     405,158 Shares
      REPORTING
                       ------------------------------------------------------------------------------------------------------------
     PERSON WITH
                               8          SHARED DISPOSITIVE POWER

                                                                    958,141 Shares

-----------------------------------------------------------------------------------------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    1,363,299 Shares

-----------------------------------------------------------------------------------------------------------------------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                         CERTAIN SHARES                                                                                   |_|

                         N/A
-----------------------------------------------------------------------------------------------------------------------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                    31.6%
-----------------------------------------------------------------------------------------------------------------------------------
          12             TYPE OF REPORTING PERSON

                         IN
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------                          --------------------------------------------------
CUSIP No. 8666B 10 2                                            13 G             Page 1 of ____ Pages
-----------------------------------------------------                          --------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
           1             NAME OF REPORTING PERSONS
                         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                         Shirley G. Brown
-----------------------------------------------------------------------------------------------------------------------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a)  |_|
                         N/A                                                                                             (b)  |_|
-----------------------------------------------------------------------------------------------------------------------------------
                         SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
-----------------------------------------------------------------------------------------------------------------------------------
                               5          SOLE VOTING POWER
      NUMBER OF                                                      --

        SHARES         ------------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
     BENEFICIALLY
                                                                     958,141 Shares
       OWNED BY        ------------------------------------------------------------------------------------------------------------
                               7          SOLE DISPOSITIVE POWER
         EACH
                                                                     --
       REPORTING
                       ------------------------------------------------------------------------------------------------------------
     PERSON WITH               8          SHARED DISPOSITIVE POWER
                                                                     958,141 Shares
-----------------------------------------------------------------------------------------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     958,141 Shares

-----------------------------------------------------------------------------------------------------------------------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                         CERTAIN SHARES                                                                                   |_|

                         N/A
-----------------------------------------------------------------------------------------------------------------------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                    23.9%
-----------------------------------------------------------------------------------------------------------------------------------
          12             TYPE OF REPORTING PERSON

                         IN
-----------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------                          ------------------------------------------------------------

CUSIP No. 8666B 10 2                                    13 G             Page 1 of ____ Pages

---------------------------------------------                          ------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
           1             NAME OF REPORTING PERSONS
                         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                         Vineland Construction Company
-----------------------------------------------------------------------------------------------------------------------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a)  |_|
                                                                                                                         (b)  |_|
                              N/A
-----------------------------------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
-----------------------------------------------------------------------------------------------------------------------------------
                               5          SOLE VOTING POWER
      NUMBER OF                                                      486,228 Shares

        SHARES         ------------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
    BENEFICIALLY                                                     --

      OWNED BY
                       ------------------------------------------------------------------------------------------------------------
       EACH                    7          SOLE DISPOSITIVE POWER
                                                                     486,228 Shares
     REPORTING         ------------------------------------------------------------------------------------------------------------

    PERSON WITH                8          SHARED DISPOSITIVE POWER
                                                                     --
-----------------------------------------------------------------------------------------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                486,228 Shares
-----------------------------------------------------------------------------------------------------------------------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                         CERTAIN SHARES                                                                                   |_|
                         N/A
-----------------------------------------------------------------------------------------------------------------------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                       12.1%
-----------------------------------------------------------------------------------------------------------------------------------
          12             TYPE OF REPORTING PERSON
                                                       CO
-----------------------------------------------------------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

         Sun Bancorp, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

         226 Landis Avenue, Vineland, New Jersey 08360

Item 2(a).  Name of Person Filing:
----------------------------------

     Bernard  A.  Brown,  Shirley G. Brown and  Vineland  Construction  Company.

Bernard  and  Shirley  Brown are  husband  and wife,  and each own 50 percent of

Vineland Construction Company.

Item 2(b). Address of Principal Business Office or, if None,
------------------------------------------------------------
           Residence:
           ----------

         71 West Park Avenue, Vineland, New Jersey 08360

Item 2(c).  Citizenship:
------------------------

     Mr. and Mrs. Brown are citizens of the United States and Vineland Construction Company is a New Jersey corporation.

Item 2(d).  Title of Class of Securities:
-----------------------------------------

         Common Stock, $1.00 par value per share.

Item 2(e).  CUSIP Number:
-------------------------

         86663B 10 2

Item 3.
-------

         Not Applicable.

Item 4.  Ownership:
-------------------

     The following information relates to the reporting persons' ownership as of December 31, 1997.

         (a)      Amount beneficially owned:

                  Mr. Brown
                  ---------

                  1,363,299 shares *

                  Mrs. Brown
                  ----------

                  958,141 shares **

                  Vineland Construction Company

                  486,228 shares

         (b)      Percent of Class:

                  Mr. Brown
                  ---------

                  31.6%

                  Mrs. Brown
                  ----------

                  23.9%

                  Vineland Construction Company

                  12.1%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote

                           Mr. Brown
                           ---------

                           100,777 shares

                           Mrs. Brown
                           ----------

                           --

                           Vineland Construction Company

                           486,228 shares

                  (ii)     Shared power to vote or to direct the vote

                           Mr. Brown
                           ---------

                           958,141 shares *

                           Mrs. Brown
                           ----------

                           958,141 shares **

                           Vineland Construction Company
                           -----------------------------

                           --

                  (iii) Sole power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------

                           405,158 shares***

                           Mrs. Brown
                           ----------

                           --

                           Vineland Construction Company
                           -----------------------------

                           486,228 shares

                  (iv) Shared power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------

                           958,141 shares *

                           Mrs. Brown
                           ----------

                           958,141 shares **

                           Vineland Construction Company
                           -----------------------------

                           --

-----------------
*    Includes shares held by Shirley G. Brown and Vineland Construction Company
**   Includes shares held by Vineland Construction Company
*** Includes 304,381 shares underlying options which are exercisable within 60 days of December 31, 1997.

Item 5.  Ownership of Five Percent or Less of a Class:
------------------------------------------------------

         Not Applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
-------------------------------------------------------------------------

         Not Applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired  the
--------------------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company:
         ---------------------------------------------------------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
-------------------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group:
----------------------------------------

         Not Applicable.

Item 10.  Certification:
------------------------

         Not Applicable.

Exhibits
--------

99.1     Joint Filing Agreement

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date:  2/13/98                                  /s/Bernard A. Brown
       -------                                  --------------------------------
                                                  Bernard A. Brown